As filed with the Securities and Exchange Commission on April 21, 2008

File No.  811-21066

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-2 (Check appropriate box or boxes)

X	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

X	Post-effective Amendment No. 6

Torrey U.S. Strategy Partners, LLC (Exact Name of Registrant as Specified in Charter)

505 Park Avenue, Fifth Floor, New York, New York 10022 (Address of Principal Executive Offices)

(212) 644-7800 (Registrant's Telephone Number)

Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 (Name and Address of Agent for Service)

Copies of Communications to: Patricia A. Poglinco Seward & Kissel LLP One Battery Park Plaza New York, New York 10004

EXPLANATORY NOTE

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act").  Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investments in Registrant may only be made by individuals or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act and "qualified clients" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended, or “qualified purchasers” within the meaning of Section 2(a)(51)(A) of the 1940 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, interests in Registrant.

Information included in the Private Placement Memoranda for Torrey U.S. Strategy Partners, LLC and Torrey International Strategy Partners, LLC (the "Private Placement Memoranda") contained in Post-effective Amendment No. 5 to the Registration Statement, filed July 23, 2007, is incorporated herein by reference, except that certain disclosure in the Private Placement Memoranda is replaced and/or supplemented, as the case may be, with the following set forth below in the Supplement to the Private Placement Memoranda.

Supplement dated April 21, 2008 to the

Private Placement Memoranda dated July 2007

of

TORREY U.S. STRATEGY PARTNERS, LLC

and

TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
(Delaware Limited Liability Companies)

Investment Adviser:	Administrator:

Torrey Associates, LLC	Price Meadows Incorporated
505 Park Avenue	Attention: Offshore Department
Fifth Floor	11747 NE First Street, Suite 202
New York, New York 10022	Bellevue, Washington 98005
United States of America	United States of America

THIS SUPPLEMENT (“SUPPLEMENT”) IS BEING FILED IN CONNECTION WITH THE THREE PRIVATE PLACEMENT MEMORANDA, DATED JULY 2007 (“MEMORANDA”), FOR LIMITED LIABILITY COMPANY UNITS (“UNITS”) OF TORREY U.S. STRATEGY PARTNERS, LLC AND TORREY INTERNATIONAL STRATEGY PARTNERS, LLC, EACH A DELAWARE LIMITED LIABILITY COMPANY (EACH A "FUND" AND COLLECTIVELY, THE “FUNDS”).  THE MEMORANDA ARE IDENTICAL EXCEPT FOR THE IDENTITY AND CERTAIN DESCRIPTIVE INFORMATION REGARDING THE PLACEMENT AGENT.

THIS SUPPLEMENT CONTAINS THE SUBSTANTIVE REVISIONS AND CLARIFICATIONS THAT HAVE BEEN MADE TO CERTAIN OF THE PROVISIONS SET FORTH IN THE MEMORANDA.  THIS SUPPLEMENT PROVIDES NEW AND ADDITIONAL INFORMATION BEYOND THAT WHICH IS CONTAINED IN THE MEMORANDA, AND SHOULD BE READ IN CONJUNCTION WITH SUCH MEMORANDA.  TO THE EXTENT THAT ANY OF THE TERMS CONTAINED IN THE MEMORANDA ARE INCONSISTENT WITH THE TERMS CONTAINED IN THIS SUPPLEMENT, THE PROVISIONS OF THIS SUPPLEMENT SHALL CONTROL.  UNLESS OTHERWISE DESCRIBED IN THIS SUPPLEMENT, ALL OTHER TERMS AND CONDITIONS RELATING TO THE FUNDS’ OFFERING OF UNITS REMAIN THE SAME.

ALL CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MEMORANDA.

At a meeting of the Board of Managers of the Funds held on March 27, 2008, Mr. Henry Barkhorn was accepted as an additional Manager. It was determined at such meeting that Mr. Barkhorn is not an “interested person” (as defined in the Investment Company Act of 1940, as amended) of the Funds.

THE TABLE OF MANAGERS IN THE SECTIONS OF THE MEMORANDA TITLED "THE MANAGERS" IS REVISED TO INCLUDE THE FOLLOWING UNDER "INDEPENDENT MANAGERS":

Name, Address and Age	Principal Occupation(s) During Past Five Years	Number of Portfolios in Torrey Fund Complex Overseen by Manager	Other Directorships held by Manager
INDEPENDENT MANAGERS:

Henry Barkhorn, 59 1095 Park Avenue New York, NY 10128	Self-Employed Private Investor Since 1999	2
Member of the Finance, Audit and Investment Committees of Brick Presbyterian Church; Advisory Board Member and Treasurer of Grosvenor Neighborhood House Y; Member of the Board of Managers and Chair of the Finance Committee of West Side YMCA; Advisory Board Member of WFUV (Public Radio from Fordham University).

THE FOLLOWING HAS BEEN ADDED BELOW THE EXISTING TABLE ON THE COMPENSATION OF THE INDEPENDENT MANAGERS IN THE SECTIONS OF THE MEMORANDA TITLED "THE MANAGERS":

Information related to the expected compensation of Mr. Barkhorn for the fiscal year ended March 31, 2009 is as follows:

Name and Position(s) Held With Each Fund	Torrey U.S. Strategy Partners, LLC	Torrey International Strategy Partners, LLC	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits upon Retirement	Total Compensation from the Funds and the Fund Complex Paid to Manager

Henry Barkhorn	$15,000	$15,000	NONE	NONE	$30,000
Manager

THE FOLLOWING HAS BEEN ADDED BELOW THE EXISTING TABLE ON THE AGGREGATE FUND HOLDINGS OF THE MANAGERS IN THE SECTIONS OF THE MEMORANDA TITLED "THE MANAGERS":

Set forth below is the aggregate holdings of Mr. Barkhorn in any of the Funds or in registered investment companies overseen by any Manager which are within the same family of investment companies as the Funds.

Name of Manager	Dollar Range of Equity Securities in Each Fund as of December 31, 2007	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Manager in Family of Investment Companies

Henry Barkhorn	NONE	NONE

*           *           *

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 21st day of April, 2008.

Torrey U.S. Strategy Partners, LLC

By: /s/ James A. Torrey
James A. Torrey
Chief Executive Officer

SK 80350 0024 875980